Exhibit 99.1

Tripadvisor Reports Third Quarter 2023 Financial Results

NEEDHAM, MA, November 6, 2023 — Tripadvisor, Inc. (Nasdaq: TRIP) (“Tripadvisor” or the “Company”) today announced financial results for the third quarter ended September 30, 2023.

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Revenue of $533 million, reflecting year over year growth of 16%.
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Net income of $27 million, or $0.19 diluted EPS.
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Non-GAAP net income of $74 million, or $0.52 diluted EPS.
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Adjusted EBITDA of $127 million, or 24% of revenue.

“We are pleased to deliver another quarter of healthy growth, driven by our efforts to capitalize on our leadership position in the large and growing experiences category,” said Chief Executive Officer Matt Goldberg. “Our teams delivered results that exceeded expectations financially while continuing to execute more efficiently and effectively in pursuit of our strategic goals.”

“We delivered solid financial results in the third quarter,” said Chief Financial Officer Mike Noonan. “Revenue of $533 million grew 16% year over year, performing better than expected across experiences and in our Tripadvisor Core hotel meta offering. We also exceeded expectations for adjusted EBITDA, at $127 million or 24% of revenue, in large part due to revenue performance.”

Third Quarter 2023 Summary

	Three months ended September 30,
(In millions, except percentages and per share amounts)	2023	2022	% Change
Total Revenue	$533	$459	16%
Tripadvisor Core (1)	$290	$284	2%
Viator	$245	$174	41%
TheFork	$42	$35	20%
Intersegment eliminations (1)	$(44)	$(34)	29%

GAAP Net Income (Loss)	$27	$25	8%

Total Adjusted EBITDA (2)	$127	$115	10%
Tripadvisor Core	$111	$112	(1)%
Viator	$17	$12	42%
TheFork	$(1)	$(9)	(89)%

Non-GAAP Net Income (Loss) (2)	$74	$55	35%

Diluted Earnings (Loss) per Share:
GAAP	$0.19	$0.17	12%
Non-GAAP (2)	$0.52	$0.38	37%

Cash flow from operating activities	$14	$60	(77)%
Free cash flow (2)	$(2)	$46	n.m.

n.m. = not meaningful

(1)
Tripadvisor Core segment revenue figures shown in this table are gross of intersegment (intercompany) revenue, which is eliminated on a consolidated basis.
(2)
“Total Adjusted EBITDA,” “Non-GAAP Net Income (Loss),” “Non-GAAP Diluted Earnings (Loss) per Share,” and “Free Cash Flow” are non-GAAP measures as defined by the U.S. Securities and Exchange Commission (the “SEC”). Please refer to “Non-GAAP Financial Measures” below for definitions and explanations of these non-GAAP financial measures, as well as tabular reconciliations to the most directly comparable GAAP financial measures.

Cost performance – Total operating expenses were $469 million for the third quarter, an increase of 21% year over year, driven primarily by the following:

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Cost of revenue was $43 million for the third quarter, an increase of 34% year over year. Cost of revenue was 8% of revenue in the third quarter, compared to 7% of revenue in the same period a year ago due to the increased weighting of Viator cost of revenue within consolidated revenue and slightly higher cost of revenue in Tripadvisor Core as a percent of revenue.
•
Selling and marketing costs were $272 million for the third quarter, an increase of 16% year over year. Selling and marketing costs as a percent of revenue were 51% in the third quarter, compared to 51% of revenue in the same period a year ago. As a percent of revenue, lower sales and marketing in the Tripadvisor Core segment was offset by the increased weighting of Viator sales and marketing, including incremental brand spend.
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Technology and content costs were $66 million for the third quarter, an increase of 20% year over year. Technology and content costs were 12% of revenue in the third quarter, compared to 12% in the same period a year ago.
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General and administrative costs were $49 million for the third quarter, an increase of 9% year over year. General and administrative costs as a percent of revenue were 9% in the third quarter, compared to 10% in the same quarter a year ago due primarily to lower people costs as a percent of revenue in Viator.

Cash & Liquidity – As of September 30, 2023, the Company had approximately $1.1 billion of cash and cash equivalents, an increase of $103 million from December 31, 2022. This increase was driven by positive operating cash flows during the year, inclusive of an income tax refund of $49 million during the third quarter of 2023 associated with an IRS audit settlement, and an IRS audit settlement payment of $113 million during the second quarter of 2023, both of which were previously disclosed in prior quarters.

Segment Highlights

Tripadvisor Core

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Revenue was $290 million versus $284 million in the same period a year ago, reflecting year over year growth of 2%.
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Branded hotels revenue was $181 million, reflecting a year over year decline of 4%. Within branded hotels, growth in the hotel B2B offering was offset by declines in the hotel meta offering. Hotel meta performance was primarily a result of declines in Europe, and lesser so in the U.S., which more than offset growth in Rest of World.
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Display and platform revenue was $38 million, reflecting year over year growth of 15%.
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Experiences and dining revenue was $55 million, reflecting year over year growth of 22%.
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Other revenue was $16 million, reflecting a year over year decline of 11%.
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Adjusted EBITDA was $111 million, or 38% of revenue compared to adjusted EBITDA in the same period a year ago of $112 million, or 39% of revenue. The decline in adjusted EBITDA margin in the third quarter versus the same period a year ago was largely impacted by increased cost of revenue and technology and content as a percent of revenue, which offset lower sales and marketing as a percent of revenue.

Viator

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Revenue was $245 million, reflecting year over year growth of 41%. Excluding the impact of currency exchange rate fluctuations, we estimate year over year growth was 39%.
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Gross bookings value (GBV) was approximately $1.1 billion reflecting year over year growth of approximately 33%. GBV is reported at the time of booking and is gross of cancellations, whereas revenue is recorded at the time of the experience and is net of cancellations.
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Adjusted EBITDA was $17 million, or 7% of revenue compared to adjusted EBITDA in the same period a year ago, of $12 million, or 7% of revenue. Year over year adjusted EBITDA margin was impacted primarily by higher sales and marketing costs as a percent of revenue, primarily due to incremental brand spend versus the same period a year ago, which offset lower people cost as a percent of revenue.

TheFork

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Revenue was $42 million, reflecting year over year growth of 20%. Excluding the impact of currency exchange rate fluctuations, we estimate year over year growth was 14%.
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Total number of bookings grew year over year by approximately 6%.
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Adjusted EBITDA loss was $1 million, or -2% of revenue compared to adjusted EBITDA loss in the same period a year ago of $9 million, or -26% of revenue. Improvements in adjusted EBITDA were driven primarily by lower sales and marketing costs as a percent of revenue.

Restructuring and Related Reorganization Actions

In the third quarter of 2023, the Company initiated previously announced pre-tax restructuring and other related reorganization actions resulting in a charge of $18 million, of which our Tripadvisor Core, Viator and TheFork reportable segments incurred charges of $8 million, $3 million, and $7 million, respectively. The majority of these costs incurred will be paid by the Company during the fourth quarter of 2023 and the first quarter of 2024. In Q4 2023, the Company expects to recognize additional pre-tax restructuring and other related reorganization costs of an estimated $3 million to $4 million. Included in these restructuring and other related reorganization costs were the previously announced cost savings initiatives in Tripadvisor Core, as well as reorganization and related geographic relocation of certain capabilities in Viator, and strategy supporting cost saving measures in TheFork. As noted on the last call, the actions taken in Tripadvisor Core are expected to result in $35 million annualized cost savings. We now also expect the actions we took at TheFork to drive approximately $10 million in annualized savings.

Share Repurchase Program

Effective September 7, 2023, our Board of Directors authorized the repurchase of $250 million in shares of our common stock. This new share repurchase program, which has a term of two years, does not obligate the Company to acquire any particular number of shares and may be modified, suspended or discontinued at any time. Tripadvisor may repurchase shares through open market purchases, in privately negotiated transactions, or by other means, including through Rule 10b5-1 -trading plans, in all cases in compliance with applicable securities laws and other restrictions. The repurchase of shares is at the discretion of management and subject to assessment of market conditions and other factors. As of the date of this press release, the Company has not, repurchased any shares of its outstanding common stock under this share repurchase program.

Income Taxes

As disclosed in previous filings, the Company received Notices of Proposed Adjustments from the IRS with respect to income tax returns for the years 2009, 2010 and 2011 filed by Expedia when Tripadvisor was part of Expedia Group’s consolidated income tax return. This assessment is related to certain transfer pricing arrangements with its foreign subsidiaries, and we requested competent authority assistance under the Mutual Agreement Procedure (“MAP”) for those years. In January 2023, the Company received a final notice from the IRS regarding a MAP settlement for the 2009 through 2011 tax years, which the Company accepted in February 2023. As a result, during the second quarter of 2023, the Company made a U.S. federal tax payment of $113 million to Expedia related to this IRS audit settlement pursuant to the Tax Sharing Agreement with Expedia. During the third quarter of 2023, we received a competent authority refund of $49 million associated with this IRS audit settlement. We anticipate the federal tax benefits, net of remaining state tax payments due, associated with this IRS audit settlement will be substantially settled in the next twelve months, resulting in an estimated net cash inflow of $5 million to $10 million.

Conference Call

Tripadvisor will host a conference call tomorrow, November 7, 2023, at 8:30 a.m., Eastern Time, to discuss the Company’s third quarter 2023 financial results, which may include forward looking information about Tripadvisor’s business. Investors and other interested parties may also go to the Investor Relations section of Tripadvisor’s website at http://ir.tripadvisor.com for a live webcast of the conference call. A replay of the conference call will be available on Tripadvisor’s website for three months.

SELECTED FINANCIAL INFORMATION

Tripadvisor, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenue	$533	$459	$1,398	$1,138

Costs and expenses:
Cost of revenue (1) (exclusive of depreciation and amortization as shown separately below)	43	32	113	85
Selling and marketing (1)	272	234	761	591
Technology and content (1)	66	55	205	162
General and administrative (1)	49	45	144	114
Depreciation and amortization	21	23	63	73
Restructuring and other related reorganization costs	18	—	18	—
Total costs and expenses	469	389	1,304	1,025
Operating income (loss)	64	70	94	113
Other income (expense):
Interest expense	(11)	(11)	(33)	(33)
Interest income	13	4	35	7
Other income (expense), net	(2)	(1)	(3)	(4)
Total other income (expense), net	—	(8)	(1)	(30)
Income (loss) before income taxes	64	62	93	83
(Provision) benefit for income taxes	(37)	(37)	(115)	(61)
Net income (loss)	$27	$25	$(22)	$22

Earnings (loss) per share attributable to common stockholders:
Basic	$0.20	$0.18	$(0.16)	$0.16
Diluted	$0.19	$0.17	$(0.16)	$0.15

Weighted average common shares outstanding:
Basic	138	140	140	140
Diluted	143	146	140	144

(1) Includes stock-based compensation expense as follows:

Cost of revenue	$—	$—	$1	$1
Selling and marketing	$4	$3	$12	$9
Technology and content	$10	$9	$30	$27
General and administrative	$10	$10	$29	$28

Tripadvisor, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in millions, except number of shares and per share amounts)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,124	$1,021
Accounts receivable and contract assets, net (allowance for expected credit losses of $24 and $28, respectively)	234	205
Prepaid expenses and other current assets	43	44
Total current assets	1,401	1,270
Property and equipment, net of accumulated depreciation of $537 and $512, respectively	193	194
Operating lease right-of-use assets	18	27
Intangible assets, net of accumulated amortization of $202 and $198, respectively	45	51
Goodwill	817	822
Non-marketable investments	32	34
Deferred income taxes, net	86	78
Other long-term assets, net of allowance for credit losses of $10 and $10, respectively	44	93
TOTAL ASSETS	$2,636	$2,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$70	$39
Deferred merchant payables	329	203
Deferred revenue	64	44
Income taxes payable	26	16
Accrued expenses and other current liabilities	230	231
Total current liabilities	719	533
Long-term debt	839	836
Finance lease obligation, net of current portion	53	58
Operating lease liabilities, net of current portion	7	15
Deferred income taxes, net	1	1
Other long-term liabilities	194	265
Total Liabilities	1,813	1,708

Stockholders’ equity:
Preferred stock, $0.001 par value	—	—
Authorized shares: 100,000,000
Shares issued and outstanding: 0 and 0, respectively
Common stock, $0.001 par value	—	—
Authorized shares: 1,600,000,000
Shares issued: 149,181,201 and 146,891,538, respectively
Shares outstanding: 125,611,858 and 128,046,924, respectively
Class B common stock, $0.001 par value	—	—
Authorized shares: 400,000,000
Shares issued and outstanding: 12,799,999 and 12,799,999, respectively
Additional paid-in capital	1,470	1,404
Retained earnings	239	261
Accumulated other comprehensive income (loss)	(89)	(82)
Treasury stock-common stock, at cost, 23,569,343 and 18,844,614 shares, respectively	(797)	(722)
Total Stockholders’ Equity	823	861
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,636	$2,569

Tripadvisor, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Operating activities:
Net income (loss)	$27	$25	$(22)	$22
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	21	23	63	73
Stock-based compensation expense	24	22	72	65
Deferred income tax expense (benefit)	1	(6)	(8)	8
Provision for expected credit losses	4	1	5	3
Other, net	2	3	3	6
Changes in operating assets and liabilities, net	(65)	(8)	141	263
Net cash provided by (used in) operating activities	14	60	254	440

Investing activities:
Capital expenditures, including capitalized website development	(16)	(14)	(47)	(41)
Other investing activities, net	—	3	—	4
Net cash provided by (used in) investing activities	(16)	(11)	(47)	(37)

Financing activities:
Repurchase of common stock	—	—	(75)	—
Payment of financing costs related to Credit Facility	—	—	(3)	—
Payment of withholding taxes on net share settlements of equity awards	(2)	(9)	(14)	(18)
Payments of finance lease obligation and other financings activities, net	(2)	(2)	(5)	(5)
Net cash provided by (used in) financing activities	(4)	(11)	(97)	(23)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	(17)	(7)	(37)
Net increase (decrease) in cash, cash equivalents and restricted cash	(17)	21	103	343
Cash, cash equivalents and restricted cash at beginning of period	1,141	1,045	1,021	723
Cash, cash equivalents and restricted cash at end of period	$1,124	$1,066	$1,124	$1,066
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for income taxes, net of refunds			$128	$(53)
Cash paid during the period for interest			$38	$39

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we also report certain non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements. These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We may use the following non-GAAP measures: consolidated adjusted EBITDA (including forecasted consolidated adjusted EBITDA), consolidated adjusted EBITDA margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, free cash flow, non-GAAP revenue growth before foreign exchange effect (or “constant currency basis” revenue growth), as well as other measures.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should not be considered measures of Tripadvisor’s liquidity, except free cash flow. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of certain items, as defined in our non-GAAP definitions below, which are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, even where similarly titled, limiting their usefulness for comparison purposes and therefore should not be used to compare Tripadvisor’s performance to that of other companies. We endeavor to compensate for the limitation of the non-GAAP financial measures presented by providing tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations, and other related information about these non-GAAP financial measures. We do not reconcile consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between consolidated adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

We believe these non-GAAP financial measures provide investors and analysts with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and/or allow for greater transparency with respect to key measures used by management to operate and analyze our business over different periods of time.

We define our non-GAAP financial measures as below:

Tripadvisor defines “Adjusted EBITDA” as net income (loss) plus: (1) provision (benefit) for income taxes; (2) other income (expense), net; (3) depreciation and amortization; (4) stock-based compensation and other stock-settled obligations; (5) goodwill, long-lived assets and intangible asset impairments; (6) legal reserves and settlements; (7) restructuring and other related reorganization costs; and (8) non-recurring expenses and income. These items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount is not driven by core operating results and renders comparisons with prior periods less meaningful. The Company believes that excluding these amounts better enables management and investors to compare financial results between periods as these costs may vary independent of business performance.

Tripadvisor defines “Adjusted EBITDA margin” as Adjusted EBITDA divided by revenue.

Adjusted EBITDA and Adjusted EBITDA margin are key operating performance measures used by our management and board of directors to understand and evaluate the financial performance of our business as a whole and our individual business segments, and on which internal budgets and forecasts are based and approved. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons and better enables management and investors to compare financial results between periods as these costs may vary independent of core business performance. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors and allows for a useful comparison of our performance with our historical results from prior periods.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results reported in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) and our other GAAP results.

Some of these limitations are:

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Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•
Adjusted EBITDA does not reflect the interest expense or cash requirements necessary to service interest or principal payments on our debt;
•
Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation or other stock-settled obligations;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•
Adjusted EBITDA does not reflect certain income and expenses not directly tied to the ongoing core operations of our business, including, but not limited to, legal reserves and settlements, restructuring and other related reorganization costs;
•
Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•
Adjusted EBITDA is unaudited and does not conform to SEC Regulation S-X, and as a result such information may be presented differently in our future filings with the SEC; and
•
other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Tripadvisor defines “non-GAAP net income (loss),” which was revised during the first quarter of 2023, as GAAP net income (loss) excluding, net of their related tax effects (including significant adjustments related to (i) tax audit reserves/settlements; (ii) non-recurring or infrequent income tax reserves or adjustments; and (iii) the impact of one-time changes resulting from tax legislation or legislation that impacts tax, such as the CARES Act): (1) stock-based compensation expense and other stock-settled obligations; (2) amortization of intangible assets; (3) goodwill, intangible asset, and other long-lived asset impairments; (4) legal reserves and settlements; (5) restructuring and other related reorganization costs; and (6) certain gains, losses, and other non-recurring income or expenses that we do not believe are indicative of our ongoing operating results. We believe non-GAAP net income (loss) is an operating performance measure that provides investors and analysts with useful supplemental information about the financial performance of our business, as it incorporates our unaudited condensed consolidated statement of operations, taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, interest income, income taxes, and foreign exchange gains and losses, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the ongoing core operations of our businesses. Non-GAAP net income (loss) also enables comparison of financial results between periods where certain items may vary independent of business performance.

Tripadvisor defines “non-GAAP net income (loss) per diluted share,” or “non-GAAP diluted EPS,” as non-GAAP net income (loss) divided by GAAP diluted shares. We believe non-GAAP diluted EPS is useful to investors because it represents, on a per share basis, our unaudited condensed consolidated statement of operations, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, interest income, income taxes and foreign exchange gains or losses, but excluding the effects of certain expenses not directly tied to the ongoing core operations of our businesses. Tripadvisor calculates non-GAAP diluted EPS using weighted average diluted shares determined under GAAP.

Non-GAAP net income (loss) and non-GAAP diluted EPS have some of the same limitations as Adjusted EBITDA. In addition, non-GAAP net income (loss) does not include all items that affect our GAAP net income (loss) and GAAP diluted EPS for the period. Therefore, we think it is important to evaluate these measures along with our unaudited condensed consolidated statements of operations, which are prepared under GAAP.

Tripadvisor defines “free cash flow” as net cash provided by operating activities less capital expenditures, which are purchases of property and equipment, including the capitalization of website development costs. We believe this financial measure can provide useful supplemental information to help investors better understand underlying cashflow trends in our business, as it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the ongoing core operations of our businesses, such as financing activities, foreign currency exchange rate impact on cash, or certain other investing activities. Free cash flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate free cash flow along with the unaudited condensed consolidated statements of cash flows, which are prepared under GAAP.

Tripadvisor calculates the estimated effects of foreign currency exchange rates on revenue to determine constant currency revenue growth, by translating actual revenue for the current three months and year ended using the comparable prior period foreign currency exchange rates. We believe this is a useful estimate that facilitates management's internal comparison to our historical performance because the effects of foreign currency exchange rate volatility is not indicative of our ongoing core operating results.

Pursuant to the requirements of Regulation G, we present reconciliations of these non-GAAP financial measures, described above, to the most directly comparable GAAP measures in the tables below.

Tripadvisor, Inc

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts and percentages)

(Unaudited)

	2022					2023
	Q1	Q2	Q3	Q4	FY*	Q1	Q2	Q3	YTD*
Reconciliation from GAAP Net Income (Loss) to Adjusted EBITDA (Non-GAAP):
GAAP Net Income (Loss)	$(34)	$31	$25	$(3)	$20	$(73)	$24	$27	$(22)
Add: Provision (benefit) for income taxes	1	22	37	(13)	47	58	20	37	115
Add: Other expense (income), net	13	10	8	3	34	1	-	-	1
Add: Restructuring and other related organization costs	-	-	-	-	-	-	-	18	18
Add: Legal reserves and settlements	-	-	-	-	1	-	-	-	-
Add: Non-recurring expenses (income) (1)	-	-	-	8	8	3	-	-	3
Add: Stock-based compensation expense	22	21	22	23	88	23	25	24	72
Add: Depreciation and amortization (2)	25	25	23	25	97	21	21	21	63
Adjusted EBITDA (Non-GAAP)	$27	$109	$115	$43	$295	$33	$90	$127	$250

Reconciliation from GAAP Net Income (Loss) to Non-GAAP Net Income (Loss):
GAAP Net Income (Loss)	$(34)	$31	$25	$(3)	$20	$(73)	$24	$27	$(22)
Add: Stock-based compensation expense	22	21	22	23	88	23	25	24	72
Add: Legal reserves and settlements	-	-	-	-	1	-	-	-	-
Add: Restructuring and other related organization costs	-	-	-	-	-	-	-	18	18
Add: Non-recurring expenses (income) (1)	-	-	-	8	8	3	-	-	3
Add: Amortization of intangible assets	3	3	3	4	13	2	2	2	7
Add: (Gain)/Loss on investments	(1)	(1)	(1)	(1)	(3)	(1)	(1)	(1)	(2)
Subtract: Income tax effect of Non-GAAP adjustments (3)	3	-	8	7	18	2	1	(4)	-
Subtract: Non-recurring or infrequent discrete tax items (4)	-	-	(14)	14	-	(55)	-	-	(55)
Non-GAAP Net Income (Loss)	$(13)	$54	$55	$10	$109	$7	$49	$74	$131
Interest expense on 2026 Senior Notes, net of tax (5)	-	-	-	-	1	-	-	-	-
Numerator used to compute Non-GAAP net income (loss) per diluted share	$(13)	$54	$55	$10	$110	$7	$49	$74	$131

Reconciliation from GAAP Earnings per Share (EPS) to Non-GAAP EPS:
GAAP Diluted Shares Outstanding (6)	139	145	146	146	146	147	145	143	145
GAAP Diluted Earnings (Loss) per Share	$(0.24)	$0.21	$0.17	$(0.02)	$0.14	$(0.52)	$0.17	$0.19	$(0.16)
Non-GAAP Diluted Earnings (Loss) per Share as Adjusted (7)	$(0.09)	$0.37	$0.38	$0.07	$0.75	$0.05	$0.34	$0.52	$0.90
Non-GAAP Diluted Earnings (Loss) per Share as Previously Reported	$(0.09)	$0.37	$0.28	$0.16	$0.75	n/a	n/a	n/a	n/a
Non-GAAP Diluted Earnings (Loss) per Share - increase/(decrease) as result of revised definition	$(0.00)	$0.00	$0.10	$(0.09)	$0.00	n/a	n/a	n/a	n/a

Foreign Exchange Reconciliation:
GAAP Total Revenue Growth	113%	77%	51%	47%	65%	42%	18%	16%	23%
Estimated effects of changes in foreign currency exchange rates	(5)%	(10)%	(12)%	(11)%	(10)%	(4)%	(1)%	3%	0%
Non-GAAP Total Revenue growth on a constant currency basis	118%	87%	63%	58%	75%	46%	19%	13%	23%

GAAP Total Tripadvisor Core Segment Revenue	79%	49%	34%	34%	45%	28%	2%	2%	9%
Estimated effects of changes in foreign currency exchange rates	(2)%	(7)%	(9)%	(7)%	(7)%	(2)%	0%	3%	1%
Non-GAAP Total Tripadvisor Core segment revenue growth on a constant currency basis	81%	56%	43%	41%	52%	30%	2%	(1)%	8%

GAAP Total Viator Segment Revenue	367%	240%	138%	115%	168%	105%	59%	41%	57%
Estimated effects of changes in foreign currency exchange rates	(6)%	(13)%	(16)%	(16)%	(15)%	(10)%	(2)%	2%	(2)%
Non-GAAP Total Viator segment revenue growth on a constant currency basis	373%	253%	154%	131%	183%	115%	61%	39%	59%

GAAP Total TheFork Segment Revenue	271%	78%	17%	10%	48%	35%	19%	20%	24%
Estimated effects of changes in foreign currency exchange rates	(48)%	(26)%	(14)%	(16)%	(19)%	(6)%	3%	6%	2%
Non-GAAP Total TheFork segment revenue growth on a constant currency basis	319%	104%	31%	26%	67%	41%	16%	14%	22%

Reconciliation of GAAP Cash Flow from Operating Activities to Non-GAAP Free Cash Flow:
Cash flow provided by (used in) operations	$86	$295	$60	(40)	$400	$135	$105	$14	$254
Subtract: Capital expenditures	14	13	14	15	56	16	15	16	47
Free Cash Flow (Non-GAAP)	$72	$282	$46	$(55)	$344	$119	$90	$(2)	$207

Supplemental Financial Information

(in millions, except percentages)

(Unaudited)

	2022					2023
	Q1	Q2	Q3	Q4	FY*	Q1	Q2	Q3	YTD*
Segments - Revenue:
Total Revenue	$262	$417	$459	$354	$1,492	$371	$494	$533	$1,398
Growth % (y/y)	113%	77%	51%	47%	65%	42%	18%	16%	23%
Tripadvisor Core	191	274	284	217	966	244	279	290	813
Growth % (y/y)	79%	49%	34%	34%	45%	28%	2%	2%	9%
Tripadvisor-branded hotels	135	188	188	140	650	168	174	181	524
Growth % (y/y)	82%	44%	31%	36%	44%	24%	(7)%	(4)%	3%
Tripadvisor-branded display and platform	26	37	33	33	130	30	42	38	110
Growth % (y/y)	86%	42%	14%	14%	33%	15%	14%	15%	13%
Tripadvisor experiences and dining (8)	20	35	45	34	134	33	50	55	138
Growth % (y/y)	67%	119%	96%	70%	91%	65%	43%	22%	37%
Other	10	14	18	10	52	13	13	16	41
Growth % (y/y)	43%	27%	6%	0%	13%	30%	(7)%	(11)%	0%
Viator	56	136	174	127	493	115	216	245	576
Growth % (y/y)	367%	240%	138%	115%	168%	105%	59%	41%	57%
TheFork	26	32	35	33	126	35	38	42	115
Growth % (y/y)	271%	78%	17%	10%	48%	35%	19%	20%	24%
Intersegment revenue (8)	(11)	(25)	(34)	(23)	(93)	(23)	(39)	(44)	(106)

Percent of Total Revenue:
Tripadvisor-branded hotels	52%	45%	41%	40%	44%	45%	35%	34%	37%
Tripadvisor-branded display and platform	10%	9%	7%	9%	9%	8%	9%	7%	8%
Tripadvisor experiences and dining (8)	8%	8%	10%	10%	9%	9%	10%	10%	10%
Other	4%	3%	4%	3%	3%	4%	3%	3%	3%
Viator	21%	33%	38%	36%	33%	31%	44%	46%	41%
TheFork	10%	8%	8%	9%	8%	9%	8%	8%	8%
Intersegment revenue (8)	(4)%	(6)%	(7)%	(6)%	(6)%	(6)%	(8)%	(8)%	(8)%

GAAP Net Income (Loss): (9)
GAAP Net Income (Loss)	$(34)	$31	$25	$(3)	$20	$(73)	$24	$27	$(22)
Growth % (y/y)	(58)%	n.m.	2,400%	(90%)	n.m.	115%	(23)%	8%	n.m.
GAAP Net Income (Loss) margin	(13%)	7%	5%	(1%)	1%	(20%)	5%	5%	(2%)

Segments - Adjusted EBITDA:
Total Adjusted EBITDA	$27	$109	$115	$43	$295	$33	$90	$127	$250
Growth % (y/y)	n.m.	336%	60%	48%	195%	22%	(17)%	10%	(1)%
Tripadvisor Core	55	116	112	61	345	72	96	111	279
Growth % (y/y)	686%	137%	53%	24%	95%	31%	(17)%	(1)%	(2)%
Viator	(20)	0	12	(3)	(11)	(30)	(2)	17	(15)
Growth % (y/y)	43%	n.m.	1,100%	(50%)	(65)%	50%	n.m.	42%	88%
TheFork	(8)	(7)	(9)	(15)	(39)	(9)	(4)	(1)	(14)
Growth % (y/y)	(58)%	(36)%	350%	7%	(15)%	13%	(43)%	(89)%	(42)%

Adjusted EBITDA Margin by Segment:
Total	10%	26%	25%	12%	20%	9%	18%	24%	18%
Tripadvisor Core	29%	42%	39%	28%	36%	30%	34%	38%	34%
Viator	(36)%	0%	7%	(2)%	(2)%	(26)%	(1)%	7%	(3)%
TheFork	(31)%	(22)%	(26)%	(45)%	(31)%	(26)%	(11)%	(2)%	(12)%

(1)
The Company incurred a loss of approximately $8 million during the fourth quarter of 2022 as the result of a targeted payment fraud scheme by an external party. To the extent the Company recovers any losses in future periods related to this incident, the Company plans to reduce Adjusted EBITDA and non-GAAP net income (loss) by the recovery amount in the period of recovery. In addition, the Company expensed $3 million of previously capitalized transaction costs during the first quarter of 2023. The Company considers such costs to be non-recurring in nature.
(2)
Depreciation and amortization includes capitalized website development.
(3)
The non-GAAP adjustments described above are reported on a pre-tax basis. The income tax effect on these non-GAAP adjustments was calculated based on the individual impact that these items had on our GAAP consolidated income tax expense (benefit) for the periods presented.
(4)
Includes significant non-recurring or infrequent discrete tax items, including (1) tax audit reserves/settlements; (2) non-recurring or infrequent income tax reserves or adjustments; and (3) the impact of one-time changes resulting from tax legislation or legislation that impacts tax, such as the CARES Act.
(5)
In the year ended December 31, 2022, interest expense on our 2026 Senior Notes, net of tax, was added back to the numerator for purposes of the if-converted method used to calculate both GAAP and non-GAAP diluted net income per share, as share settlement is presumed under GAAP. This amount was not material for all other periods where GAAP and non-GAAP net income is presented.
(6)
Includes potential dilutive effect of common equivalent shares as if the Company had generated net income for the nine months ended September 30, 2023, and both the three months March 31, 2023 and December 31, 2022, solely in order to calculate Non-GAAP net income diluted EPS for the nine months ended September 30, 2023, and both the three months ended March 31, 2023 and December 31, 2022.
(7)
Beginning with the first quarter of 2023, the Company revised its non-GAAP net income (loss) definition to exclude the impact of significant non-recurring and/or infrequent tax reserves and adjustments, including tax audit reserve/settlement amounts. This revision had no effect on the Company’s consolidated financial statements prepared under GAAP in any period.
(8)
Tripadvisor experiences and dining revenue within the Tripadvisor Core segment shown in this table is gross of intersegment (intercompany) revenue, which is eliminated on a consolidated basis.
(9)
The Company does not calculate or report net income by segment.

* Full-year and year-to-date totals reflect data as reported and may differ from the summation of the quarterly data on this table due to rounding.

Definitions

Variable costs primarily include costs directly related to revenue generation, as well as traffic generation costs.

Fixed costs primarily include all other expenses such as compensation costs (including outsourced services), broadcast advertising (including television and connected television), G&A and other discretionary costs, not including depreciation, amortization, restructuring and other related reorganization costs, stock-based compensation, legal reserves and settlements, non-recurring expenses and income, interest expense, or income taxes.

Gross booking value (“GBV”) represents the total dollar value of experience bookings powered by the Viator platform in a given period prior to any adjustments such as date changes, refunds or cancellations. GBV is an operational measure that depicts total engagement and economic activity driven by our platform in a given period by all marketplace constituents (travelers, operators, and partners). Management uses GBV for operational decision-making purposes to monitor the growth, scale, and reach of its online marketplace as well as assess the health of its global ecosystem. Accordingly, management does not consider GBV to be an indicator of revenue or any other financial statement measure. GBV as defined may not be comparable to similarly titled measures used by other companies.

Business Metrics

We review a number of metrics, including, but not limited to, average monthly unique users, hotel shoppers, cost-per-click, gross booking value for experiences, seated diners, dining bookings, and other metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, the calculations of our unique users may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity, or other reasons. We regularly review our processes and may adjust how we calculate our internal metrics to improve their accuracy.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to Tripadvisor’s future financial performance on both a GAAP and non-GAAP basis, and Tripadvisor’s prospects as a comprehensive destination for hotels, experiences, and restaurants, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our executive officers with respect to growth objectives, strategic investments, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in Tripadvisor’s filings with the SEC. As a result of such risks, uncertainties and factors, Tripadvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Tripadvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Tripadvisor

Tripadvisor, the world's largest travel guidance platform*, helps hundreds of millions of people each month** become better travelers, from planning to booking to taking a trip. Travelers across the globe use the Tripadvisor site and app to discover where to stay, what to do and where to eat based on guidance from those who have been there before. With more than 1 billion reviews and opinions of nearly 8 million businesses, travelers turn to Tripadvisor to find deals on accommodations, book experiences, reserve tables at delicious restaurants and discover great places nearby. As a travel guidance company available in 43 markets and 22 languages, Tripadvisor makes planning easy no matter the trip type. The subsidiaries of Tripadvisor, Inc. (Nasdaq: TRIP), own and operate a portfolio of travel media brands and businesses, operating under various websites and apps.

* Source: SimilarWeb, unique users de-duplicated monthly, September 2023

** Source: Tripadvisor internal log files

Contacts

Investors

ir@tripadvisor.com

Media

northamericapr@tripadvisor.com